                                                                    Exhibit 99.3

                                  ATMI, INC.

INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
                                   SCHEDULE

                                                                                                       Page
                                                                                                       ----
Report of Ernst & Young LLP..........................................................................   F-2
Report of Deloitte & Touche, LLP.....................................................................   F-3
Report of Arthur Andersen LLP........................................................................   F-4
Reports of Rath, Anders, Dr. Wanner and Partner (GbR)................................................   F-5
Report of Arthur Andersen LLP........................................................................   F-7

Audited Financial Statements and Schedule

Supplemental Consolidated Balance Sheets - December 31, 1999 and 1998................................   F-8
Supplemental Consolidated Statements of Income for the years ended December 31, 1999,
     1998, and 1997..................................................................................   F-9
Supplemental Consolidated Statements of Stockholders' Equity for the years ended
     December 31, 1997, 1998, and 1999...............................................................  F-10
Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1999,
     1998, and 1997..................................................................................  F-11
Notes to Supplemental Consolidated Financial Statements..............................................  F-12
Schedule II - Valuation and Qualifying Accounts......................................................  F-29

Unaudited Financial Statements

Supplemental Consolidated Balance Sheets - June 30, 2000, and December 31, 1999......................  F-30
Supplemental Consolidated Statements of Income for the six months ended June 30, 2000, and 1999......  F-31
Supplemental Consolidated Statements of Cash Flows for the six months ended June 30, 2000, and 1999..  F-32
Notes to Supplemental Consolidated Interim Financial Statements......................................  F-33

                        Report of Independent Auditors

The Board of Directors and Stockholders of
ATMI, Inc.

We have audited the supplemental consolidated balance sheets of ATMI, Inc. as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule listed in the index. The supplemental consolidated financial statements and schedule give retroactive effect to the merger of ATMI, Inc. and Environmentally Safe Cleaning Alternatives Inc. and Affiliates ("ESCA") on July 7, 2000, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements and schedule are the responsibility of the management of ATMI, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements and schedule based on our audits. We did not audit the financial statements of ESCA, a wholly-owned subsidiary, as of September 30, 1999 and 1998, which statements reflect total assets constituting 1% at September 30, 1999 and 1998, and which reflect revenues constituting 3% for each of the years ended September 30, 1999 and 1998, of the related supplemental consolidated financial statement totals (which were combined with the accounts of ATMI, Inc. at December 31, 1999 and 1998 and for the two years then ended). Nor did we audit the financial statements or Valuation and Qualifying Accounts Schedule Data of MST Analytics Inc., ("MST"), a wholly-owned subsidiary, as of December 31, 1998 or for the year ended December 31, 1998, which statements reflect total assets constituting 6% at December 31, 1998, and which reflect revenues constituting 12% for the year ended December 31, 1998, of the related supplemental consolidated financial statement totals. Nor did we audit the financial statements of NOW Technologies, Inc. ("NOW"), a wholly owned subsidiary, for the year ended March 31, 1998, which statements reflect revenues constituting 8% of the related supplemental consolidated financial statement totals for the year ended March 31, 1998 (which were combined with the accounts of ATMI, Inc. at December 31, 1997). Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for ESCA, MST, and NOW is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATMI, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the merger of ESCA, as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                           /s/ ERNST & YOUNG LLP


Stamford, Connecticut
September 19, 2000

                          INDEPENDENT AUDITORS REPORT



Board of Directors
NOW Technologies, Inc. and Subsidiaries
Bloomington, Minnesota

     We have audited the consolidated statements of income, stockholders' equity and cash flows (not presented herein) of NOW Technologies, Inc. and Subsidiaries (the Company) for the year ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended March 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE, LLP
Minneapolis, Minnesota
May 1, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of MST Analytics, Inc.


     We have audited the consolidated balance sheet of MST ANALYTICS, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of MST Micro-Sensor-Technologies GmbH, Hohenschaftlarn and Sensoric Gesellschaft fur angewandte Elektrochemie mbh & Co. KG, Hohenschaftlarn, wholly and majority-owned subsidiaries, respectively, which statements reflect total assets and total revenues of 55% and 47%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is solely based on the report of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MST Analytics, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
Chicago, Illinois
May 28, 1999

                                    OPINION


MST Micro-Sensor-Technologie GmbH Hohenschaftlarn, Germany


We have conducted a full audit of MST Micro-Sensor-Technologie GmbH, Hohenschaftlarn, (in the following called "MST" or "Company"), expressed in Deutsche Mark (DM), as of December 31, 1998.

(1) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

(2) We have conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

(3) The reporting package does not present all disclosures required under US-GAAP, e.g. no cash flow statement and no tax rationalization form have been prepared.

(4) On the basis of our audit we certify that the documents attached to this clearance have been issued in compliance with the methods and principles accepted by US-GAAP.


Munich, January 22, 1999
Rath, Anders, Dr. Wanner & Partner


/s/ Kabisch                                  /s/ Metzler

Dipl.-Kfm. Kabisch                        Dipl.-Kfm. Metzler
Vereidigter Buchprufer                    Wirtschaftsprufer

                                     OPINION

Sensoric Gesellschaft fur angewandte
Elektrochemie mbh Co. KG
Hohenschaftlarn

We have conducted a full audit of Sensoric Gesellschaft fur angewandte Elektrochemie mbh & Co. KG, Hohenschaftlarn, (in the following called "Sensoric" or "Company"), expressed in Deutsche Mark (DM), as of December 31, 1998.

(1) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

(2) We have conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

(3) The reporting package does not present all disclosures required under US-GAAP, e.g. no cash flow statement and no tax rationalization form have been prepared.

(4) On the basis of our audit we certify that the documents attached to this clearance have been issued in compliance with the methods and principles accepted by US-GAAP.

Munich, January 22, 1999
Rath, Anders, Dr. Wanner & Partner

/s/ Kabisch                                       /s/ Metzler

Dipl.-Kfm. Kabisch                               Dipl.-Kfm. Metzler
Vereidigter Buchprufer                           Wirtschaftsprufer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Environmentally Safe Cleaning Alternatives, Inc. and
Affiliates:

     We have audited the consolidated balance sheets of ENVIRONMENTALLY SAFE CLEANING ALTERNATIVES, INC. (a New Mexico S-corporation) AND AFFILIATES as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ENVIRONMENTALLY SAFE CLEANING ALTERNATIVES, INC. AND AFFILIATES as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Albuquerque, New Mexico
November 11, 1999

                                   ATMI, INC.

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                     (in thousands, except per share data)

                                                                                                 December 31,
                                                                                         ----------------------------
                                                                                            1999              1998
                                                                                         ---------          ---------
                                     ASSETS
Current assets:
     Cash and cash equivalents (Note 1)...........................................       $  31,773          $  21,702
     Marketable securities (Notes 1 and 2)........................................          60,555             64,551
     Accounts receivable, net of allowance for doubtful accounts of $1,366 in
        1999, and $959 in 1998 (Note 3)...........................................          42,958             26,193
   Inventories (Notes 1 and 4)....................................................          21,772             19,234
   Deferred income taxes (Note 8).................................................           5,277              2,756
     Other........................................................................           6,313              7,735
                                                                                         ---------          ---------
          Total current assets....................................................         168,648            142,171
Property, plant and equipment, net (Notes 1 and 5)................................          55,871             55,738
Deferred income taxes (Note 8)....................................................           2,090                 48
Goodwill and other long-term assets, net (Notes 1 and 11).........................           8,766             12,660
                                                                                         ---------          ---------
                                                                                         $ 235,375          $ 210,617
                                                                                         =========          =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.............................................................       $  11,181          $   9,370
     Accrued liabilities..........................................................          10,272             10,064
     Accrued salaries and related benefits........................................           9,341              3,732
     Loans, notes and bonds payable, current portion (Note 6).....................           5,601              9,401
     Capital lease obligations, current portion (Note 7)..........................           1,936              2,498
     Income taxes payable (Note 8)................................................           4,592              1,972
     Deferred income taxes (Note 8)...............................................           4,436                957
                                                                                         ---------          ---------
          Total current liabilities...............................................          47,359             37,994
Loans, notes and bonds payable, less current portion (Note 6).....................           4,487              8,826
Capital lease obligations, less current portion (Note 7)..........................           1,832              3,746
Deferred income taxes (Note 8)....................................................           3,754              4,611
Other long-term liabilities.......................................................             478                288

Minority interest.................................................................           1,109                846

Stockholders' equity (Note 10):
     Preferred stock, par value $.01: 2,000 shares authorized; none issued and
        outstanding...............................................................               -                  -
     Common stock, par value $.01: 50,000 shares authorized; issued 28,144 in
        1999, and 27,854 in 1998..................................................             281                278
     Additional paid-in capital...................................................         124,574            120,847
     Retained earnings............................................................          44,995             34,334
     Accumulated other comprehensive income (loss)................................           6,506             (1,153)
                                                                                         ---------          ---------
          Total stockholders' equity..............................................         176,356            154,306
                                                                                         ---------          ---------
                                                                                         $ 235,375          $ 210,617
                                                                                         =========          =========

                            See accompanying notes.

                                  ATMI, INC.

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                     (in thousands, except per share data)

                                                                                             Year Ended December 31,
                                                                                ---------------------------------------------
                                                                                  1999               1998              1997
                                                                                --------           --------         ---------
Revenues (Notes 1 and 15)..................................................     $202,506           $168,061         $192,381
Cost of revenues...........................................................       95,456             84,864           92,658
                                                                                --------           --------         --------
Gross profit...............................................................      107,050             83,197           99,723
Operating expenses:
     Research and development (Note 1).....................................       18,359             16,630           14,336
     Selling, general and administrative (Note 13).........................       63,820             59,093           60,920
     Merger costs and related expenses (Note 11)...........................        9,914              1,700            9,000
                                                                                --------           --------         --------
                                                                                  92,093             77,423           84,256
                                                                                --------           --------         --------
Operating income...........................................................       14,957              5,774           15,467
Interest income............................................................        4,384              4,210            1,732
Interest expense (Note 6)..................................................       (1,267)            (1,723)          (2,644)
Other income, net..........................................................          733                539              340
                                                                                --------           --------         --------
Income before income taxes and minority interest...........................       18,807              8,800           14,895
Income taxes (Note 8)......................................................        7,720              4,412            8,588
                                                                                --------           --------         --------
Income before minority interest............................................       11,087              4,388            6,307
Minority interest..........................................................         (263)              (111)              (2)
                                                                                --------           --------         --------
Net income (Note 15).......................................................     $ 10,824           $  4,277         $  6,305
                                                                                ========           ========         ========

Net income per share--basic (Notes 1 and 10)...............................     $   0.40           $   0.16         $   0.26
                                                                                ========           ========         ========

Net income per share--assuming dilution (Notes 1 and 10)...................     $   0.38           $   0.15         $   0.24
                                                                                ========           ========         ========

Weighted average shares outstanding--basic (Notes 1 and 10)................       26,773             25,978           23,950
                                                                                ========           ========         ========

Weighted average shares outstanding--assuming dilution (Notes 1 and 10)....       28,689             27,793           26,030
                                                                                ========           ========         ========

                            See accompanying notes.

                                  ATMI, INC.

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (in thousands)

                                                                                                      Accumulated
                                                                    Additional                           Other
                                                        Common       Paid-in       Retained          Comprehensive
                                                         Stock       Capital       Earnings              Income             Total
                                                        ----------------------------------------------------------------------------
Balance at December 31, 1996.........................   $    239    $   41,438     $  24,450         $      (78)         $  66,049
Issuance of 83 common shares pursuant to the
   exercise of employee stock options................         --           454            --                 --                454
Issuance of 151 common shares pursuant to the
   exercise of warrants..............................          2         1,688            --                 --              1,690
Issuance of common shares to pooled entity...........         13         4,283            --                 --              4,296
Issuance of common and preferred shares by pooled
   entity............................................         --         6,001            --                 --              6,001
Distributions to stockholders........................         --            --          (199)                --               (199)
Compensation for the issuance of common shares.......         --           272            --                 --                272
Tax benefit related to nonqualified stock options....         --           678            --                 --                678
Net income...........................................                                  6,305                                 6,305
Cumulative translation adjustment....................         --            --            --             (1,376)            (1,376)
                                                                                                                         ---------
Comprehensive income.................................                                                                        4,929

                                                        --------------------------------------------------------------------------
Balance at December 31, 1997.........................        254        54,814        30,556             (1,454)            84,170
                                                        --------------------------------------------------------------------------
Issuance of 159 common shares pursuant to the
   exercise of employee stock options................          1           782            --                 --                783
Issuance of common shares by pooled entity...........         --         1,379            --                 --              1,379
Sale of 2,257 common shares, net of issuance
   costs of $4,161...................................         23        62,403            --                 --             62,426
Compensation for the issuance of common shares.......         --           370            --                 --                370
Tax benefit related to nonqualified stock options....         --         1,099            --                 --              1,099
Distributions to stockholders........................         --            --          (397)                --               (397)
Adjustment to reflect change in pooled entity
   fiscal year.......................................         --            --          (102)                --               (102)
Net income...........................................         --            --         4,277                 --              4,277
Unrealized loss on available-for-sale securities
   (net of tax benefit of $281)......................         --            --            --               (500)              (500)
Cumulative translation adjustment....................         --            --            --                801                801
                                                                                                                         ---------
Comprehensive income.................................                                                                        4,578

                                                        --------------------------------------------------------------------------
Balance at December 31, 1998.........................        278       120,847        34,334             (1,153)           154,306
                                                        --------------------------------------------------------------------------
Issuance of 204 common shares pursuant to the
   exercise of employee stock options................          2         1,046            --                 --              1,048
Issuance of 20 common shares pursuant to the
   exercise of warrants..............................         --           222            --                 --                222
Issuance of 64 common shares pursuant to the
   employee stock purchase plan......................          1           952            --                 --                953
Issuance of common shares by pooled entity...........         --            45            --                 --                 45
Distributions to stockholders........................         --          (338)           --                 --               (338)
Compensation for the issuance of common shares.......         --           426            --                 --                426
Tax benefit related to nonqualified stock options....         --         1,374            --                 --              1,374
Adjustment to reflect change in pooled entity
   fiscal year.......................................         --            --          (163)                --               (163)
Net income...........................................         --            --        10,824                 --             10,824
Unrealized gain on available-for-sale securities
   (net of tax provision of $4,141)..................         --            --            --              7,860              7,860
Cumulative translation adjustment....................         --            --            --               (201)              (201)
                                                                                                                         ---------
Comprehensive income.................................                                                                       18,483

                                                        --------------------------------------------------------------------------
Balance at December 31, 1999.........................   $    281    $  124,574     $  44,995         $    6,506          $ 176,356
                                                        --------------------------------------------------------------------------

                            See accompanying notes.

                                  ATMI, INC.

              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                          Year Ended December 31,
                                                                                  --------------------------------------
                                                                                      1999         1998         1997
                                                                                  -----------  ------------  -----------
Operating activities
Net income..............................................................            $  10,824      $  4,277     $  6,305
Adjustments to reconcile net income to net cash provided by
     operating activities:
   Depreciation and amortization........................................               11,256        10,263        7,980
   Write-down of goodwill...............................................                3,386             -            -
   Stock option compensation............................................                  426           370          272
   Effect of change of fiscal year of pooled entity.....................                 (163)         (102)           -
   Provision for bad debt...............................................                  587           399        1,251
   Deferred income taxes................................................               (6,677)       (1,891)       2,369
   Tax benefit of nonqualified stock options............................                1,374         1,099          678
   Minority interest in net earnings of subsidiaries....................                  263           111            2
   Changes in operating assets and liabilities
       (Increase) decrease in accounts receivable.......................              (17,372)       10,284      (11,727)
       (Increase) in inventory..........................................               (2,539)         (814)      (4,085)
       Decrease (increase) in other assets..............................                1,259        (4,418)      (3,049)
       Increase (decrease) in accounts payable..........................                1,811        (1,128)        (604)
       Increase (decrease) in accrued expenses..........................                5,678        (4,767)       4,071
       Increase (decrease) in other liabilities.........................                3,077          (670)         473
                                                                                  -----------  ------------  -----------
            Total adjustments...........................................                2,366         8,736       (2,369)
                                                                                  -----------  ------------  -----------
            Net cash provided by operating activities...................               13,190        13,013        3,936
                                                                                  -----------  ------------  -----------
Investing activities
Capital expenditures....................................................              (10,716)      (15,701)      (9,806)
Long-term investment....................................................                    -          (261)        (250)
Sale (purchase) of marketable securities, net...........................               16,278       (47,871)         777
Payments for acquisitions...............................................                    -             -       (5,551)
Proceeds from sale of assets............................................                    -           199            -
                                                                                  -----------  ------------  -----------
            Net cash provided (used) by investing activities............                5,562       (63,634)     (14,830)
                                                                                  -----------  ------------  -----------
Financing activities
Borrowings from loans, notes, and bonds payable.........................                1,544         2,971        5,585
Payments on loans, notes, and bonds payable.............................               (9,559)       (6,747)      (4,411)
Distributions to stockholders...........................................                 (338)         (397)        (199)
Payments on capital lease obligations...................................               (2,477)       (2,846)      (3,125)
Proceeds from sale of common stock, net.................................                  952        62,426            -
Proceeds from sale of common and preferred stock by pooled entities.....                    -           525        8,551
Investment by minority stockholder......................................                    -             -          251
Proceeds from exercise of stock options and warrants....................                1,271           783        2,144
                                                                                  -----------  ------------  -----------
            Net cash (used) provided by financing activities............               (8,607)       56,715        8,796
                                                                                  -----------  ------------  -----------
Effects of exchange rate changes on cash................................                  (74)          120         (142)
                                                                                  -----------  ------------  -----------
Net increase (decrease) in cash and cash equivalents....................               10,071         6,214       (2,240)
Cash and cash equivalents, beginning of year............................               21,702        15,488       17,728
                                                                                  -----------  ------------  -----------
Cash and cash equivalents, end of year..................................            $  31,773       $21,702     $ 15,488
                                                                                  ===========  ============  ===========
Disclosure of noncash financing activities
Conversion of note payable to preferred stock by pooled entity                              -             -     $    685
                                                                                  ===========  ============  ===========

                            See accompanying notes.

                                  ATMI, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies

Basis of Presentation

          The supplemental consolidated financial statements include the accounts of ATMI, Inc. and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions. In addition, these supplemental consolidated financial statements give retroactive effect to the acquisition of Environmentally Safe Cleaning Alternatives, Inc. and Affiliates ("ESCA"), which has been accounted for using the pooling-of-interests method, and will become the historical consolidated financial statements of the Company. The acquisition of ESCA occurred on July 7, 2000, as described in Note 11.

          Certain amounts have been reclassified to conform to the current year presentation.

Company's Activities

          ATMI, Inc. together with its subsidiaries (the "Company") is a leading supplier of materials, equipment and related services used in the manufacture of semiconductor devices. The Company targets specialty materials used in front-end semiconductor manufacture. The Company provides:

          .    a broad range of ultrahigh-purity semiconductor materials;
          .    semiconductor materials packaging and delivery systems;
          .    sensors for the workplace and environment that detect materials as they move through the workplace;
          .    point-of-use environmental equipment that abates materials;
          .    specialty thin film deposition services that provide coated wafers directly to customers; and
          .    cleaning and refurbishment of parts used in the manufacture of semiconductors.

Revenue Recognition

          Revenues are recognized upon the shipment of goods.

Use of Estimates

          The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development

          Research and development costs, including materials, labor, and overhead related to self-funded projects, are expensed as incurred.

Marketable Securities and Investments

          Highly liquid investments with maturities of three months or less, when purchased, are classified as cash and cash equivalents. Investments with maturities greater than three months are classified as marketable securities.

          In connection with the Company's strategic alliances and research and development activities, it has acquired equity securities of certain of its alliance partners.

                                  ATMI, INC.

1.   Summary of Significant Accounting Policies (continued)

          The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's policy, except for its equity investments in alliance partners, is to protect the value of its investments portfolio and to minimize principal risk by earning returns based on current interest rates. All of the Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value, based on quoted market prices, with unrealized gains and losses recorded in accumulated other comprehensive income, net of tax. The cost of securities sold is based on the specific identification method. Interest on these securities is accrued and included in interest income.

          Management determines the classification of marketable debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

Inventories

          Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

          Property and equipment is stated at cost. Depreciation and amortization of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-nine years.

Foreign Currency Translation

          Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income (expense) and have been immaterial.

Taxes

          The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Fair Values of Financial Instruments

          The Company's financial instruments include cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and debt. Marketable securities are accounted for at fair value. All other financial instruments are accounted for on an historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

                                  ATMI, INC.

1.   Summary of Significant Accounting Policies (continued)

Long-Lived Assets

          The Company reviews on a periodic basis the value of its long-lived assets to determine whether an impairment exists. In connection with the acquisition of Delatech, the Company recorded a charge of $3.4 million associated with the impairment of goodwill related to an existing EcoSys product line (see Note 11). This charge was based on the estimate of future cash flows on a discounted basis compared with the carrying value of the goodwill. Goodwill of $4.0 million and $8.1 million at December 31, 1999 and 1998 is amortized over periods of ten to twenty years and is stated net of accumulated amortization of $2.2 million and $1.5 million at December 31, 1999 and 1998, respectively.

Stock Based Compensation

          The Company accounts for employee stock compensation plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay to acquire the common stock. The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income, net income per share-basic and net income per share- assuming dilution, as if the fair value based method of accounting had been applied, are presented in Note 10.

Per Share Data

          Basic and diluted earnings per share are calculated in accordance with FASB Statement No. 128, "Earnings Per Share".

Recent Accounting Pronouncements

          In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. At this time, the Company is still assessing the impact of SAB 101 on its financial position and results of operations. SAB 101 will become effective for the Company's fourth quarter of 2000.

2.   Marketable Securities

          Marketable securities are comprised of the following at December 31, 1999 (in thousands):

                                                                                  Gross
                                                                                Unrealized          Fair
                                                                  Cost             Gain             Value
                                                          ----------------------------------------------------
               Corporate obligations..................         $  36,887        $      --         $ 36,887
               U.S. Government obligations............             3,969               --            3,969
               Certificates of deposit................             6,011               --            6,011
                                                          ----------------------------------------------------
                 Total debt securities                            46,867               --           46,867
               Common stock ..........................             2,187           11,501           13,688
                                                          ----------------------------------------------------
                 Total marketable securities                   $  49,054        $  11,501         $ 60,555
                                                          ====================================================

                                  ATMI, INC.

2.   Marketable Securities (continued)

          Marketable securities are comprised of the following at December 31, 1998 (in thousands):

                                                                                Gross
                                                                              Unrealized          Fair
                                                                Cost             Gain             Value
                                                         ----------------------------------------------------
                Corporate obligations..................       $  49,563        $    --           $  49,563
                U.S. Government obligations............           8,695             --               8,695
                Certificates of deposit................           4,887             --               4,887
                                                         ----------------------------------------------------
                  Total debt securities                          63,145             --              63,145
                Common stock ..........................           2,187           (781)              1,406
                                                         ----------------------------------------------------
                  Total marketable securities                 $  65,332           (781)          $  64,551
                                                         ====================================================

          All of the Company's marketable debt securities have maturities of less than two years.

3.   Accounts Receivable

          Credit is extended to commercial customers based on an evaluation of their financial condition, and collateral is not generally required. The evaluation of financial condition is performed to reduce the risk of loss. The Company has not experienced any material losses due to uncollectible accounts receivable. Certain transactions with foreign customers are supported by letters of credit. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

          Amounts due from various agencies of the U.S. Government were approximately $2.7 million and $2.1 million at December 31, 1999 and 1998, respectively.

4.   Inventories

          Inventories are comprised of the following (in thousands):

                                                                December 31,
                                                       -----------------------------
                                                            1999            1998
                                                       -----------       ----------
                    Raw materials..................        $16,127          $14,353
                    Work in process................          3,059            2,392
                    Finished goods.................          4,115            4,350
                                                       ----------------------------
                                                            23,301           21,095
                    Obsolescence reserve...........         (1,529)          (1,861)
                                                       ----------------------------
                                                           $21,772          $19,234
                                                       ============================

                                  ATMI, INC.

5. Property, Plant and Equipment

     Property, plant and equipment is comprised of the following (in thousands):

                                                                        December 31,
                                                                  -------------------------
                                                                     1999           1998
                                                                  ----------      ---------

                      Land...................................     $    2,738      $   1,944
                      Buildings..............................          9,875         10,522
                      Machinery and equipment................         72,219         64,859
                      Furniture and fixtures.................          7,006          5,726
                      Leasehold improvements.................          9,486          8,212
                                                                  -------------------------
                                                                     101,324         91,263
                      Accumulated depreciation and
                       amortization..........................        (45,453)       (35,525)
                                                                  -------------------------
                                                                  $   55,871      $  55,738
                                                                  =========================

      Depreciation and amortization expense for property, plant and equipment for the years ended December 31, 1999, 1998 and 1997, was $10.6 million, $9.4 million and $7.4 million, respectively.

6. Loans, Notes and Bonds Payable

      Loans, notes and bonds payable consist of the following (in thousands):

                                                                                                  December 31,
                                                                                         --------------------------
                                                                                             1999           1998
                                                                                         ------------   -----------
Note payable bearing interest at 8.25%, due in three annual installments
   beginning January 1, 1999...................................................           $ 1,333          $  2,000
Term loans with Connecticut state agency, bearing interest ranging between
   5%-5.75%, due between January 2000 and June 2002............................             1,490             2,212
Credit lines with commercial banks, bearing interest ranging between
   6.50%-9.25% available through February 2000.................................             1,508             2,376
Notes payable primarily with commercial banks and leasing companies, bearing interest ranging between 2.5%-6.0%, due between April 1998 and September
   2008........................................................................             3,387             7,484
Equipment loan payable to a finance company, fixed principal and interest payments due monthly, bearing interest at prime (8.25% at December 31,
   1999) plus 1%, due between December 1999 and September 2000.................                70                 -
Mortgages payable, bearing interest at 8.63%, due November
   2016........................................................................                 -             1,455
City of Bloomington, Minnesota Industrial Revenue Bond, interest rate is variable (4.2% and 4.4% at December 31, 1999 and 1998), quarterly payments
   of $0.1 million, due September 2005.........................................             2,300             2,700
                                                                                          -------           -------
                                                                                           10,088            18,227
Less current portion...........................................................            (5,601)           (9,401)
                                                                                          -------           -------
                                                                                          $ 4,487           $ 8,826
                                                                                          =======           =======

                                   ATMI, INC.

6. Loans, Notes and Bonds Payable (continued)

      The balance of loans and notes payable at December 31, 1999 and 1998, respectively include amounts due in foreign currencies as follows: Belgian Francs 64,046,000 and 68,499,000 ($1,595,000 and $1,994,000) and Deutschmarks
4,486,000 and 7,498,000 ($2,305,000 and $4,502,000). The approximate aggregate debt maturities are as follows as of December 31, 1999 (in thousands):

                     2000                     $  3,702
                     2001                        2,763
                     2002                        1,810
                     2003                          672
                     2004                          522
                     Thereafter                    619
                                            ------------
                                              $ 10,088
                                            ============

      The term loans are collateralized by various equipment, leasehold improvements and renovations in the Company's Connecticut facility. The mortgages are collateralized by the building at the Company's Napa, California facility. The majority of the Company's notes payable are secured by the related real property or equipment. The Company's credit lines are secured by substantially all the assets of certain of the Company's subsidiaries and have available borrowing capacity approximating $2.0 million at December 31, 1999. The Company is in compliance with the credit line and notes payable covenants.

      The bondholders may tender the City of Bloomington, Minnesota bonds at any time for the principal amount plus accrued interest. As a result, they have been classified as a current liability. The Company has the option to convert the bonds to a fixed rate provided all bonds can be remarketed at the fixed rate. The first fixed rate optional redemption date would be July 1 of the year that is halfway between the conversion date and July 1, 2005. If redeemed, the Company must pay 102% and 101% of bond principal in the first and second years following the first fixed rate optional redemption date, respectively. Prior to conversion to a fixed rate, the Company has the option to redeem the bonds without premium.

      Interest paid was $1.4 million, $2.3 million, and $2.8 million, for the years ended December 31, 1999, 1998, and 1997, respectively.

      Certain of the Company's subsidiaries' financing agreements contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with the subsidiary's failure to comply with various financial covenants. The Company has never declared or paid cash dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future.

                                  ATMI, INC.

7. Leases

      The Company is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. The gross amount of machinery and equipment under the capital leases and the related accumulated depreciation were as follows (in thousands):

                                                    December 31,
                                                ------------------
                                                  1999        1998
                                                --------   -------

        Machinery and equipment..........       $10,385    $12,274
        Accumulated depreciation.........        (3,178)    (3,111)
                                                --------   -------
                                                $ 7,207    $ 9,163
                                                ========   =======

      The following is a schedule of future minimum lease payments for capital leases as of December 31, 1999 (in thousands):

                   2000.........................................     $  2,175
                   2001.........................................        1,560
                   2002.........................................          365
                                                                   -------------
              Total lease payments..............................        4,100
              Less amount representing interest.................         (332)
                                                                   -------------
              Present value of net capital lease payments.......        3,768
              Less current portion..............................       (1,936)
                                                                   -------------
              Long-term portion.................................     $  1,832
                                                                   =============

      The Company leases office and manufacturing facilities, and certain manufacturing equipment under several operating leases expiring between 2000 and 2005. Rental expense was $5.0 million, $5.2 million, and $4.6 million, for the years ended December 31, 1999, 1998 and 1997, respectively.

      The following is a schedule of future minimum lease payments for operating leases as of December 31, 1999 (in thousands):

                                                            Operating
                                                              Leases
                                                          -------------

                    2000............................        $  3,736
                    2001............................           2,816
                    2002............................           1,981
                    2003............................           1,194
                    2004............................           1,028
                    Thereafter......................             741
                                                          -------------
               Total minimum lease payments.........        $ 11,496
                                                          =============

                                  ATMI, INC.

8. Income Taxes

      Pretax income was taxed in the following jurisdictions (in thousands):

                                                                Year Ended December 31,
                                                       ----------------------------------------
                                                        1999             1998             1997
                                                       -------          ------          -------
                   Domestic....................        $15,950          $5,331          $13,587
                   Foreign.....................          2,594           3,358            1,306
                                                       -------          ------          -------
                   Total pretax income.........        $18,544          $8,689          $14,893
                                                       =======          ======          =======

      Significant components of the provision for income taxes for the periods presented are as follows (in thousands):

                                                                     December 31,
                                                      ------------------------------------------
                                                        1999              1998            1997
                                                      --------          --------        --------
                   Current:
                        Federal...............        $11,811           $ 4,539          $5,305
                        State.................          1,635             1,116             740
                        Foreign...............            951               648             174
                                                      -------           -------          ------
                   Total current..............         14,397             6,303           6,219
                                                      -------           -------          ------
                   Deferred:
                        Federal...............         (5,901)           (1,816)          1,896
                        State.................           (746)             (536)            321
                        Foreign...............            (30)              461             152
                                                      --------          -------          ------
                   Total deferred.............         (6,677)           (1,891)          2,369
                                                      --------          -------          ------
                                                      $ 7,720           $ 4,412          $8,588
                                                      =======           =======          ======

      Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                                      December 31,
                                                                             ----------------------------
                                                                                1999              1998
                                                                             ----------        ----------
      Deferred tax assets:
           Accrued liabilities.......................................          $ 3,565          $ 1,234
           Inventory reserves........................................            1,713            1,183
           Net operating loss and tax credit carryforwards...........            1,823            2,045
           Other, net................................................              266              496
                                                                             ----------------------------
                                                                                 7,367            4,958
      Valuation allowance............................................                -           (2,154)
                                                                             ----------------------------
                                                                                 7,367            2,804
      Deferred tax liabilities:
           Depreciation and amortization.............................           (3,736)          (4,614)
           Unrealized gain on marketable securities..................           (4,141)               -
           Other, net................................................             (313)            (954)
                                                                             ----------------------------
                                                                                (8,190)          (5,568)
                                                                             ----------------------------
      Net deferred tax liabilities...................................          $  (823)         $(2,764)
                                                                             ============================

      The valuation allowance was eliminated as a result of changes in estimates regarding the realizability of net operating loss and tax credit carryforwards of certain acquired companies.

                                  ATMI, INC.

8. Income Taxes (continued)

      As of December 31, 1999, the Company has federal net operating loss carryforwards of $4.6 million attributable to certain acquired companies and tax credit carryforwards of $0.2 million. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2007 through 2019, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions.

      Income taxes paid for the years ended December 31, 1999, 1998, and 1997 were $9.2 million, $9.4 million and $6.1 million, respectively.

   The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's tax expense is (in thousands):

                                                                     For the Year Ended December 31,
                                                                   -----------------------------------
                                                                     1999         1998          1997
                                                                   -------      --------     ---------
   U.S. statutory rate.......................................     $ 6,489       $ 2,957       $ 5,063
   State income taxes........................................         657           266           662
   Foreign income taxes......................................        (162)          228           (24)
   Effect of nondeductible acquisition expenses..............       1,851           599         3,548
   Net operating loss carryforward utilization...............          --            --          (296)
   Foreign sales corporation benefit.........................        (773)         (324)           --
   Change in valuation allowance of deferred tax assets......      (2,154)          855          (954)
   Tax liabilities accrued...................................       1,511            --            --
   Other, net................................................         301          (169)          589
                                                                  ------------------------------------
                                                                  $ 7,720       $ 4,412       $ 8,588
                                                                  ====================================

      South Korea has granted the Company a five year full income tax exemption, which expires in 2003, and an additional three year 50% exemption, which expires in 2006. The effect of the tax exemption was to reduce income tax expense by $0.2 million and $0.1 million for the years ended December 31, 1999 and 1998, respectively.

      The former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of certain tax matters. As security for these tax matters, the former securityholders of the ADCS Group have delivered 700,000 shares of the Company's common stock which they received into escrow (see Note
11). While the possible exposures are difficult to quantify, the Company believes that, regardless of the probability that liabilities arise, the potential exposures range from $0 to $22 million depending on the tax matter. Although the former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of such tax matters, any assessments, if ultimately determined against the Company, would result in a charge to the Company's results of operations. During the second quarter of 1999, the Company was notified by the Internal Revenue Service of an assessment of $2.1 million for certain tax matters. The Company believes that such assessment is without merit and intends to vigorously defend its position in these tax matters.

                                  ATMI, INC.

9.  Profit Sharing Plan

      The Company maintains a 401(k) profit sharing plan covering substantially all of its domestic employees and is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company's matching contributions are discretionary by plan year and were $0.4 million, $0.1 million and $0.1 million for 1999, 1998 and 1997, respectively.

10. Stockholders' Equity

      In March 1998, the Company completed a registered underwritten public offering of 5,428,000 shares, including over-allotments, of common stock at $29.50 per share. Net proceeds to the Company of $62.4 million were from 2,257,291 shares sold by the Company while 3,170,709 shares were sold by certain stockholders. Costs of the offering, including underwriting commissions, were $4.2 million.

      Stock Plans

      The Company has certain stock plans, which provide for the granting of up to 4,515,833 nonqualified stock options, incentive stock options ("ISOs"), stock appreciation rights and restricted stock awards to employees, directors and consultants of the Company.

      Under the terms of these stock plans, nonqualified options granted may not be at a price of less than 50% of the fair market value of the common stock on the date of grant, and ISOs granted may not be at a price of less than 100% of fair market value of the common stock on the date of grant. All grants have been made at fair market value under the plans. Options are generally exercisable commencing one year after the date of grant at the rate of 20% per annum on a cumulative basis. Nonqualified options expire up to ten years from the date of grant, and ISOs expire five to ten years from the date of grant.

                                                                           Number of          Option Price
                                                                             Shares             Per Share
                                                                         -------------------------------------
     Options outstanding at December 31, 1996.....................            958,216        $ 0.28 - $17.63
          Granted.................................................          1,023,506        $ 2.10 - $40.13
          Canceled................................................           (348,250)       $ 0.53 - $40.13
          Exercised...............................................            (82,520)       $ 0.28 - $13.50
                                                                         -------------       ---------------
     Options outstanding at December 31, 1997                               1,550,952        $ 0.28 - $29.38
          Granted.................................................            752,440        $14.00 - $33.00
          Canceled................................................           (110,130)       $ 5.63 - $33.00
          Exercised...............................................           (158,918)       $ 0.28 - $17.63
                                                                         -------------        --------------
     Options outstanding at December 31, 1998                               2,034,344        $ 0.28 - $33.00
          Granted.................................................          1,148,954        $19.19 - $37.38
          Canceled................................................           (134,658)       $ 5.63 - $27.00
          Exercised...............................................           (204,085)       $ 0.28 - $29.38
                                                                         -------------       ---------------
     Options outstanding at December 31, 1999.....................          2,844,555        $ 0.44 - $37.38
                                                                         =============       ===============

      At December 31, 1999, options for 1,017,946 shares were exercisable and options for 805,667 shares were available for grant. Exercise prices for 282,340 options outstanding ranged from $0.44-$4.04; 376,638 options outstanding ranged from $5.63-$10.00; 449,808 options outstanding ranged from $10.13-$20.00;
956,820 options outstanding ranged from $20.88-$24.25; and 778,949 options outstanding ranged from $24.38-$37.38 as of December 31, 1999.

                                  ATMI, INC.

10. Stockholders' Equity (continued)

      The weighted average exercise price and remaining contractual life of options outstanding at December 31, 1999 was $18.94 and 7.8 years, respectively.

      As a result of the NOW and MST mergers in 1998 and 1999, respectively (see
Note 11), stock options of NOW and MST were converted into 205,089 and 123,016 of ATMI stock options. NOW stock options were converted into ATMI stock options at historical prices ranging from $4.04 to $8.90 and MST stock options were converted into ATMI stock options at historical prices ranging from $2.10 to $15.74.

    If compensation expense for the Company's plans had been determined for all stock option grants based on the fair value at the grant dates for awards under those plans, consistent with the method described in SFAS No. 123, the Company's net income, net income per share-basic and net income per share-assuming dilution would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                 Pro forma
                                                       -------------------------------
                                                        1999        1998        1997
                                                       -------     -------     -------
     Net income.................................       $ 7,226     $ 2,326     $ 5,466
     Net income per share--basic................       $  0.27     $  0.09     $  0.23
     Net income per share--assuming dilution....       $  0.25     $  0.08     $  0.21

      The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              1999        1998       1997
                                                           ---------   ---------  ---------
      Expected dividend yield.......................         None        None        None
      Risk free interest rate.......................         5.80%       5.50%      6.00%
      Expected volatility...........................          .615       .628        .560
      Expected life of options......................       7.5 years   7.5 years  7.5 years

      The weighted average fair value of non-canceled stock options granted in 1999, 1998 and 1997 was $17.18, $14.74 and $17.04, respectively.

      Employee Stock Purchase Plan

      The Employee Stock Purchase Plan ("ESPP Plan") was approved in May 1998 and enables all employees to subscribe at six month intervals to purchase shares of common stock at the lower of 85% of the fair market value of the shares on the first day or last day of each six-month period. A maximum of 500,000 shares is authorized for subscription. At December 31, 1999, 64,000 shares have been issued under the ESPP Plan, and no such shares were issued in 1998.

                                  ATMI, INC.

10. Stockholders' Equity (continued)

      Earnings Per Share

      The following table presents the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                     1999            1998          1997
                                                                   --------        --------      --------
     Numerator:
          Net income............................................    $10,824         $ 4,277       $ 6,305
                                                                   ======================================
     Denominator:
          Denominator for basic earnings per share-
             Weighted-average shares............................     26,773          25,978        23,950
          Dilutive effect of contingent shares related to
             acquisitions subject to escrow arrangements........      1,186           1,326         1,326
          Dilutive effect of employee stock options.................    730             489           754
                                                                   --------------------------------------
          Denominator for diluted earnings per share............     28,689          27,793        26,030
                                                                   ======================================
     Net income per share--basic.................................   $  0.40         $  0.16       $  0.26
                                                                   ======================================
     Net income per share--assuming dilution.....................   $  0.38         $  0.15       $  0.24
                                                                   ======================================


      Options to purchase 18,900, 720,520 and 16,000 shares of common stock, outstanding as of December 31, 1999, 1998 and 1997, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, their inclusion would be antidilutive.

11. Mergers and Acquisitions

      The Company has consummated nine mergers since 1997, each of which has been accounted for as a pooling of interests. The entities acquired and share consideration exchanged were as follows:


                                                                                                      Shares Held in
                                                                  Year of                                 Escrow
                          Company                               Acquisition        Shares Issued     December 31, 1999
------------------------------------------------------------------------------------------------------------------------
Environmentally Safe Cleaning Alternatives, Inc. and
   Affiliates                                                       2000               370,000               37,000
TeloSense Corporation                                               1999               232,000                    -
Advanced Chemical Systems International, Inc.                       1999             1,202,000               61,000
Delatech Incorporated                                               1999             2,347,000              234,000
NewForm N.V.                                                        1999               550,000               55,000
MST Analytics, Inc.                                                 1999               993,000               99,000
NOW Technologies, Inc.                                              1998             1,594,000                    -
ADCS Group (Note 8)                                                 1997             5,469,000              700,000
Lawrence Semiconductor Laboratories, Inc.                           1997             3,671,000                    -

                                  ATMI, INC.

11.  Mergers and Acquisitions (continued)

         The former securityholders of the aforementioned entities have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, certain former securityholders agreed to escrow a certain specified amount of the merger consideration. These shares will be released from escrow in accordance with the terms of the respective merger agreements.

         The Company has reduced retained earnings by $163,000 and $102,000 in 1999 and 1998, respectively, to adjust retained earnings for the different fiscal year ends of certain of the acquired entities and has combined the year-end September 30, 1999, 1998 and 1997 financial results for ESCA with the December 31, 1999, 1998 and 1997 financial results of the Company.

         In connection with the investigation, analysis and closings of the aforementioned transactions, the Company recorded merger costs and related expenses of $10.5 million, $1.7 million and $9.0 million in 1999, 1998, and 1997, respectively. During 1999, the Company reversed approximately $0.6 million of merger costs accrued in prior years. Included within merger costs and related expenses in 1999 is a charge of $4.4 million related to the Delatech acquisition to recognize the impaired value of certain inventory ($1 million) and goodwill ($3.4 million) associated with an existing environmental equipment product line. These charges were based on the estimate of future cash flows on a discounted basis compared with the carrying value of these assets.

         For the years ended December 31, 1999, 1998 and 1997, prior to the acquisitions, revenues and net income of acquired companies included in the financial statements are as follows (in thousands):

       Revenues:                                         1999                  1998                 1997
       ---------                                 --------------------------------------------------------------
       ATMI    ...............................            $196,236            $97,874            $101,877
       ESCA    ...............................            $  6,270            $ 2,955            $    369
       TeloSense, ACSI and Delatech...........                   -            $42,994            $ 62,043
       NewForm and MST........................                   -            $24,238            $ 13,237
       NOW     ...............................                   -                  -            $ 14,855

       Net Income (Loss):                                1999                  1998                 1997
       ------------------                        --------------------------------------------------------------
       ATMI    ...............................            $ 10,546           $ 6,465               $4,421
       ESCA    ...............................            $    278           $  (658)              $  (90)
       TeloSense, ACSI and Delatech...........                   -           $(2,024)              $1,228
       NewForm and MST........................                   -           $   494               $ (762)
       NOW     ...............................                   -                 -               $1,508

         On July 15, 1997, MST acquired 100% of the outstanding capital stock of four operating companies (i) Environmental Monitoring Technology S.A., a Swiss holding company which owns 100% of the stock of MST Measurement Systems, Inc.;
(ii) Micro-Sensor Technologie GmbH; (iii) FPM Analytics, Inc. and (iv) Sensoric GmbH ("four operating companies"). The aggregate purchase price for the four operating companies was $18.8 million which was composed of cash of $5.6 million, the issuance of stock, and a two-year promissory note of $0.1 million.

                                  ATMI, INC.

11.  Mergers and Acquisitions (continued)

         The acquisition was accounted for as a purchase and, accordingly, the operating results of the four operating companies have been included in the Company's consolidated financial statements since the date of acquisition (July 15, 1997). The excess of the aggregate purchase price over the fair market value of the net assets acquired of $4.4 million is being amortized over 10 years. The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 assume that the acquisition of the four operating companies occurred as of January 1, 1997 (in thousands, except per share data):

                                                                    1997
                                                              ----------------

             Net revenues                                       $ 200,625
             Income before taxes and minority interest          $  15,395
             Net income                                         $   6,803
             Net income per share assuming dilution             $    0.26

12.   Comprehensive Income

         During 1998, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income." Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

     The components of comprehensive income are as follows (in thousands):

                                                            Currency         Unrealized Gain
                                                           Translation      (Loss) on Available-
                                                           Adjustments      for-Sale Securities        Total
                                                   ----------------------------------------------------------------
Balance at December 31, 1996......................       $     (78)              $  --            $       (78)
Cumulative translation adjustment.................          (1,376)                 --                 (1,376)
                                                   ----------------------------------------------------------------
Balance at December 31, 1997......................          (1,454)                 --                 (1,454)
                                                   ----------------------------------------------------------------
Unrealized loss on available-for-sale
securities (net of tax benefit of $281)...........              --                (500)                  (500)
Cumulative translation adjustment.................             801                  --                    801
                                                   ----------------------------------------------------------------
Balance at December 31, 1998......................            (653)               (500)                (1,153)
                                                   ----------------------------------------------------------------
Unrealized gain on available-for-sale
securities (net of tax provision of $4,141).......              --                7,860                 7,860
Cumulative translation adjustment.................            (201)                  --                  (201)
                                                   ----------------------------------------------------------------
Balance at December 31, 1999......................       $    (854)              $7,360           $     6,506
                                                   ----------------------------------------------------------------

13.  Severance Charge

         During the fourth quarter of 1999, the Company terminated the employment of four executive officers within its Materials segment and one executive officer within its Technologies segment and recorded a charge of $2.3 million, reflected in selling, general, and administrative expenses in the Company's 1999 results of operations. As of December 31, 1999, there were no payments charged against this liability. Payments for this liability will be made in 2000.

                                  ATMI, INC.

14.  Commitments and Contingencies

         On May 15, 1997, LSL settled patent infringement litigation with an equipment manufacturer, related to equipment used by LSL that was purchased from another manufacturer. Under the terms of the related settlement agreement, LSL paid the manufacturer $2.0 million during 1997 and agreed to purchase reactors from the manufacturer assuming LSL's business conditions justify such purchases. LSL had purchased a reactor at an approximate fair market value of $2.5 million during the year ended December 31, 1997.

         In December 1998, a former office employee initiated a legal proceeding against the Company alleging personal injuries to her minor child (then unborn) allegedly resulting from her exposure to various chemicals while employed by the Company. The plaintiffs have claimed damages of $25.0 million and unspecified exemplary damages. The Company has denied the plaintiffs' legal allegations and is vigorously defending this action. While the Company cannot predict the outcome of this proceeding at this time, the Company believes it is without merit.

         In the normal course of business, the Company is involved in various lawsuits and claims. Although the ultimate outcome of any of these legal proceedings cannot be determined at this time, management, including internal counsel, does not believe that the outcome of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position or results of operations.

15.  Segment and Geographic Data

         During 1998, the Company adopted FASB Statement No. 131 "Disclosure About Segments of an Enterprise and Related Information". The Company has two segments: Materials and Technologies. The reportable segments are each managed separately because they manufacture and distribute distinct products with different production processes. The Company evaluates performance and allocates resources based on operating profit or loss, not including interest and other income or expense and income taxes. Intercompany sales are not material among segments or operating divisions. The general corporate assets primarily include cash and marketable securities, goodwill and other long-lived assets.

         The following tables provide reported results for each of these segments (in thousands):

                                                                                      For the year ended December 31,
                                                                                ----------------------------------------
                                                                             1999                1998               1997
                                                                       ---------------------------------------------------------
Revenues
--------
Materials.....................................................              $  96,711          $  71,279           $  83,060
Technologies..................................................                105,795             96,782             109,321
                                                                       ---------------------------------------------------------

Consolidated revenues.........................................              $ 202,506          $ 168,061           $ 192,381
                                                                       =========================================================

                                                                             1999                1998               1997
                                                                       ---------------------------------------------------------
Operating Income (Loss)
-----------------------

Materials.....................................................              $  19,335          $  11,373           $  17,757
Technologies..................................................                  5,536             (3,899)              6,710
Merger costs and related expenses.............................                 (9,914)            (1,700)             (9,000)
                                                                       ---------------------------------------------------------

Consolidated operating income.................................              $  14,957          $   5,774           $  15,467
                                                                       =========================================================

                                  ATMI, INC.

15.  Segment and Geographic Data

         The following tables provide reported results for each of these segments (in thousands) (continued):

                                                                                     For the year ended December 31,
                                                                                ----------------------------------------
                                                                             1999                1998               1997
                                                                       ---------------------------------------------------------
Consolidated Net Income
-----------------------
Operating income from reportable segments.....................                $14,957           $  5,774            $ 15,467
Other profit or (loss)........................................                  3,587              2,915                (574)
Income tax provision..........................................                 (7,720)            (4,412)             (8,588)
                                                                       ---------------------------------------------------------

Consolidated net income.......................................                $10,824           $  4,277            $  6,305
                                                                       =========================================================

                                                                                                     At December 31,
                                                                                                     ---------------
                                                                                                 1999               1998
                                                                                          --------------------------------------
Identifiable Assets
-------------------
Materials.....................................................                                 $  60,717           $  45,166
Technologies..................................................                                    81,466              75,286
General corporate assets......................................                                    93,192              90,165
                                                                                          --------------------------------------

Total consolidated assets.....................................                                 $ 235,375           $ 210,617
                                                                                          ======================================

         The Company's geographic data for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                           Europe and
(In thousands)                         United States     Pacific Rim          Other          Eliminations        Total
----------------------------------------------------------------------------------------------------------------------------
December 31, 1999
Total revenues                             $ 125,506         $ 54,563         $  24,176       $   (1,739)        $ 202,506
Long-lived assets                          $  57,724         $  1,589         $     638       $        -         $  59,951

December 31, 1998
Total revenues                             $ 115,415         $ 34,451         $  20,779       $   (2,584)        $ 168,061
Long-lived assets                          $  61,817         $  1,373         $     653       $        -         $  63,843

December 31, 1997
Total revenues                             $ 136,822         $ 42,829         $  14,572       $   (1,842)        $ 192,381
Long-lived assets                          $  55,251         $  1,734         $     498       $        -         $  57,483

         Revenues are attributed to countries based on the location of the customer. No one specific country within the Pacific Rim or Europe accounted for greater than 10% of consolidated revenues in 1999, 1998 and 1997. Revenues and net income of the foreign subsidiaries is not material to the consolidated operations of the Company for each of the three years in the period ended December 31, 1999. The Company utilized one vendor to manufacture and distribute product that accounted for approximately 13%, 10% and 7% of revenues in 1999, 1998 and 1997, respectively.

                                  ATMI, INC.

                  Quarterly Results of Operations (unaudited)
                   (In thousands, except per share amounts)


                                                                    Quarter                               Year
                                              ----------------------------------------------------     ---------
1999                                            First         Second         Third        Fourth          1999
----                                          --------       --------      ---------     ---------     ---------
Revenues...................................   $ 38,517       $ 50,947      $  53,677      $ 59,365     $ 202,506
Gross profit...............................   $ 19,851       $ 27,310      $  28,130      $ 31,759     $ 107,050
Net income (loss)..........................   $  1,744       $   (577) (a) $   5,988      $  3,669 (b) $  10,824
Net income (loss) per share--basic.........   $   0.06       $  (0.02)     $    0.22      $   0.14     $    0.40
Net income (loss) per share--assuming
   dilution................................   $   0.06       $  (0.02)     $    0.21      $   0.13     $    0.38

                                                                    Quarter                               Year
                                              ----------------------------------------------------     ---------
1998                                            First         Second         Third        Fourth          1998
----                                          --------       --------      ---------     ---------     ---------
Revenues...................................   $ 52,406       $ 45,041      $  35,823      $ 34,791     $ 168,061
Gross profit...............................   $ 28,739       $ 21,578      $  15,253      $ 17,627     $  83,197
Net income (loss)..........................   $  5,757       $  1,210      $  (2,494) (c) $   (196)    $   4,277
Net income (loss) per share--basic.........   $   0.23       $   0.05      $   (0.09) (c) $  (0.03)    $    0.16
Net income (loss) per share--assuming
   dilution................................   $   0.22       $   0.05      $   (0.09) (c) $  (0.03)    $    0.15

(a) Includes merger costs and related expenses of $7.2 million incurred in the ACSI, Delatech, and TeloSense acquisitions.

(b) Includes merger costs and related expenses of $3.3 million incurred in completing the MST Analytics and NewForm N.V. acquisitions, and a charge of $2.3 million of severance for five executive officers of the Material and Technologies segments.

(c) Includes merger costs and related expenses of $1.7 million incurred in completing the NOW acquisition, and a severance charge of $0.4 million for severance for employees. The severance was completed by December 31, 1998.

                                                                     Schedule II

                                  ATMI, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)

                                                    Balance at                                          Balance at
                                                    Beginning        Charged to                            End
Year Ended                                          of Period       Cost/Expense      Deductions        of Period
----------                                        -----------------------------------------------------------------------
December 31, 1999
   Allowance for doubtful accounts...........     $      959        $       587       $   (180) (a)     $   1,366
   Obsolescence reserve......................          1,861              1,143         (1,475) (b)         1,529
   Severance accrual.........................              0              2,300              0              2,300

December 31, 1998
   Allowance for doubtful accounts...........     $    1,487        $       399       $   (927) (a)     $     959
   Obsolescence reserve......................          1,737              1,365         (1,241) (b)         1,861
   Severance accrual.........................              0                402           (402) (c)             0

December 31, 1997
   Allowance for doubtful accounts...........     $      682        $     1,251       $   (446) (a)     $   1,487
   Obsolescence reserve......................            952              1,608           (823) (b)         1,737

(a)  Reflects write offs of bad debts.

(b)  Reflects disposals of obsolete inventory.

(c)  Reflects payments made during 1998.

                                  ATMI, Inc.
                   Supplemental Consolidated Balance Sheets
                     (in thousands, except per share data)

                                                                                       June 30,              December 31,
                                                                                         2000                    1999
                                                                                 ---------------------   ---------------------
Assets                                                                               (unaudited)
Current assets:
   Cash and cash equivalents.................................................    $        31,768         $        31,773
   Marketable securities.....................................................            121,203                  60,555
   Accounts receivable, net of allowance for doubtful accounts of $1,481 in
     2000 and $1,366 in 1999.................................................             56,742                  42,958
   Inventories...............................................................             30,268                  21,772
   Deferred income taxes.....................................................              5,277                   5,277
   Other.....................................................................             10,989                   6,313
                                                                                 ---------------         ---------------
         Total current assets................................................            256,247                 168,648

Property and equipment, net..................................................             66,514                  55,871

Deferred income taxes........................................................              2,090                   2,090
Goodwill and other long-term assets, net.....................................              7,156                   8,766
                                                                                 ---------------         ---------------
                                                                                 $       332,007         $       235,375
                                                                                 ===============         ===============

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable..........................................................    $        17,099         $        11,181
   Accrued liabilities.......................................................              9,607                  10,272
   Accrued salaries and related benefits.....................................              6,362                   9,341
   Loans, notes and bonds payable, current portion...........................              5,453                   5,601
   Capital lease obligations, current portion................................              3,059                   1,936
   Income taxes payable......................................................             10,367                   4,592
   Deferred income taxes.....................................................              3,647                   4,436
                                                                                 ---------------         ---------------
         Total current liabilities...........................................             55,594                  47,359

Loans, notes and bonds payable, less current portion.........................              4,064                   4,487
Capital lease obligations, less current portion..............................              6,253                   1,832
Deferred income taxes........................................................                959                   3,754
Other long-term liabilities..................................................                923                     478

Minority interest............................................................              1,379                   1,109

Stockholders' equity:
    Preferred stock, par value $.01: 2,000 shares authorized; none issued and
      outstanding............................................................                  -                       -
    Common stock, par value $.01: 50,000 shares authorized; issued and
      outstanding 30,031 in 2000 and 28,144 in 1999.........................                 300                     281
    Additional paid-in capital..............................................             192,866                 124,574
    Retained earnings.......................................................              68,401                  44,995
    Accumulated other comprehensive income..................................               1,268                   6,506
                                                                                 ---------------         ---------------
Total stockholders' equity..................................................             262,835                 176,356
                                                                                 ---------------         ---------------
                                                                                 $       332,007         $       235,375
                                                                                 ===============         ===============

See accompanying notes.

                                  ATMI, Inc.
                Supplemental Consolidated Statements of Income
                                  (unaudited)
                     (in thousands, except per share data)

                                                                                 Six months ended June 30,
                                                                        --------------------------------------------
                                                                                2000                   1999
                                                                        ---------------------  ---------------------
Revenues.............................................................   $         134,169      $          89,464
Cost of revenues.....................................................              62,918                 42,303
                                                                        -----------------      -----------------
Gross profit.........................................................              71,251                 47,161

Operating expenses:
   Research and development.........................................               12,990                  8,493
   Selling, general and administrative...............................              32,157                 29,458
   Merger costs and related expenses.................................                 ---                  6,800
                                                                        -----------------      -----------------
                                                                                   45,147                 44,751
                                                                        -----------------      -----------------

Operating income.....................................................              26,104                  2,410

Interest income......................................................               3,252                  2,289
Interest expense.....................................................                (674)                  (717)
Other income, net....................................................               8,692                     44
                                                                        -----------------      -----------------
Income before income taxes and minority interest ....................              37,374                  4,026

Income taxes.........................................................              13,698                  2,777
                                                                        -----------------      -----------------
Income before minority interest......................................              23,676                  1,249

Minority interest....................................................                (270)                   (83)
                                                                        -----------------      -----------------
Net income...........................................................   $          23,406      $           1,166
                                                                        =================      =================
Net income per share-basic...........................................   $            0.82      $            0.04
                                                                        =================      =================
Net income per share-assuming dilution...............................   $            0.78      $            0.04
                                                                        =================      =================
Weighted average shares outstanding-basic............................              28,437                 26,711
                                                                        =================      =================
Weighted average shares outstanding-assuming dilution................              30,081                 28,443
                                                                        =================      =================

See accompanying notes.

                                  ATMI, Inc.
              Supplemental Consolidated Statements of Cash Flows
                                  (unaudited)
                                (in thousands)

                                                                                         Six months ended June 30,
                                                                                     -----------------------------------
                                                                                          2000               1999
                                                                                     ----------------  -----------------
Operating activities
Net income........................................................................      $  23,406        $    1,166
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization................................................          5,709             5,467
     Long-lived asset impairment..................................................            ---             3,386
     Provision for bad debt.......................................................            186               290
     Deferred income taxes........................................................           (789)            1,409
     Effect of change of fiscal year of pooled entity.............................            (95)             (163)
     Realized gain on sale of investment..........................................         (9,520)               --
     Realized loss on investments.................................................          1,250                --
     Minority interest in net earnings of consolidated subsidiaries...............            270                83
     Changes in operating assets and liabilities
         (Increase) in accounts receivable........................................        (13,934)           (8,271)
         (Increase) decrease in inventory.........................................         (8,499)              375
         (Increase) decrease in other assets......................................         (4,469)            1,943
         Increase (decrease) in accounts payable..................................          6,001               (20)
         (Decrease) increase in accrued expenses..................................         (3,606)              878
         Increase in other liabilities............................................          6,240             2,841
                                                                                     ----------------  -----------------

Total adjustments.................................................................        (21,256)            8,218
                                                                                     ----------------  -----------------

Net cash provided by operating activities.........................................          2,150             9,384
                                                                                     ----------------  -----------------

Investing activities
Capital expenditures..............................................................        (15,903)           (4,095)
(Purchase) sale of marketable securities, net.....................................        (58,933)            2,889
                                                                                     ----------------  -----------------

Net cash used by investing activities.............................................        (74,836)           (1,206)
                                                                                     ----------------  -----------------

Financing activities
Borrowings from capital lease obligations.........................................          6,840                --
Payments on loans, notes and bonds payable........................................         (1,095)           (6,530)
Payments on capital lease obligations.............................................         (1,296)           (1,212)
Proceeds from sale of common shares, net..........................................         64,178               954
Proceeds from exercise of stock options and warrants..............................          4,334                33
                                                                                     ----------------  -----------------

Net cash provided (used) by financing activities..................................         72,961            (6,755)
                                                                                     ----------------  -----------------

Effects of exchange rate changes on cash..........................................           (220)              223

Net increase in cash and cash equivalents.........................................             55             1,646
Cash and cash equivalents, beginning of period....................................         31,713            21,680
                                                                                     ----------------  -----------------

Cash and cash equivalents, end of period..........................................      $  31,768        $   23,326
                                                                                     ================  =================

See accompanying notes.

                                  ATMI, Inc.
        Notes To Supplemental Consolidated Interim Financial Statements
                                  (unaudited)


1. Basis of Presentation

The accompanying unaudited supplemental consolidated interim financial statements of ATMI, Inc. ("ATMI" or the "Company") have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the financial information and disclosures required by generally accepted accounting principles. In addition, these unaudited supplemental consolidated interim financial statements give retroactive effect to the ESCA acquisition on July 7, 2000, which has been accounted for using the pooling-of-interests method. The ESCA acquisition is more fully described in
Note 9.

In the opinion of the management of ATMI, Inc., the financial information contained herein has been prepared on the same basis as the audited consolidated supplemental financial statements for the year ended December 31, 1999 contained in the Company's Current Report on Form 8-K/A, and includes adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. These unaudited supplemental consolidated interim financial statements should be read in conjunction with the December 31, 1999 audited supplemental consolidated financial statements and notes thereto included in the Company's Current Report on Form 8-K/A. The Company's quarterly results have, in the past, been subject to fluctuation and, thus, the operating results for any quarter are not necessarily indicative of results for any future fiscal period.

2. Per Share Data

The following table presents the computation of basic and diluted earnings per share for the six months ended June 30 (in thousands, except per share data):

                                                                     2000           1999
                                                                   -------        -------
          Numerator:
            Net income ........................................    $23,406        $ 1,166
                                                                   =======        =======

          Denominator:
            Denominator for basic earnings per share...........     28,437         26,711
            Dilutive effect of contingent shares related
               to acquisitions.................................        737          1,246
            Dilutive effect of employee stock options
                 and warrants, net of tax benefit..............        907            486
                                                                   -------        -------
          Denominator for diluted earnings per share...........     30,081         28,443
                                                                   -------        =======

            Net income per share--basic.........................   $  0.82        $  0.04
                                                                   =======        =======

            Net income per share--assuming dilution.............   $  0.78        $  0.04
                                                                   =======        =======

                                  ATMI, Inc.
  Notes To Supplemental Consolidated Interim Financial Statements (continued)
                                  (unaudited)

3. Inventory

Inventory is comprised of the following (in thousands):

                                   June 30,       December 31,
                                     2000            1999
                                --------------  ---------------

     Raw materials............    $ 22,559          $ 16,127
     Work in process..........       3,929             3,059
     Finished goods...........       5,631             4,115
                                --------------  ---------------

                                    32,119            23,301
     Obsolescence reserve.....      (1,851)           (1,529)
                                --------------  ---------------
                                  $ 30,268          $ 21,772
                                ==============  ===============


4. Comprehensive Income

     Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The following table presents the computation of comprehensive income for the six months ended June 30 (in thousands):

                                                         Six Months Ended
                                                             June 30,
                                                         2000        1999
                                                    ------------------------

      Net income...................................  $  23,406     $ 1,166
                                                    ------------------------

     Cumulative translation adjustment.............       (228)        324
     Unrealized (loss) gain on available-for-sale
         securities (net of taxes of $1,346 in 2000
         and $922 in 1999).........................     (1,330)      1,640
     Reclassification adjustment for realized gain
         on securities sold........................     (3,680)          -
                                                    ------------------------
      Comprehensive income.........................   $ 18,168     $ 3,130
                                                    ========================

5. Segment Data

     Segment information included under the caption "Segment Data" in Management's Discussion and Analysis of Financial Condition and Results of Operations is incorporated herein by reference and is an integral part of these unaudited supplemental interim financial statements.

6. Income Taxes

     During the second quarter of 1999, the Company was notified by the Internal Revenue Service of an assessment of $2.1 million for certain tax matters. The Company believes that such assessment is without merit and intends to vigorously defend its position in these tax matters.

                                  ATMI, Inc.
  Notes To Supplemental Consolidated Interim Financial Statements (continued)
                                  (unaudited)

7. Public Offering

     On April 4, 2000, the Company completed a registered underwritten public offering of 2,800,000 shares of the Company's common stock at $45.00 per share. Of such shares, the Company sold 1,500,000 shares and certain stockholders sold 1,300,000 shares. The Company received net proceeds from the offering of approximately $63.5 million.

8. Recent Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC delayed the implementation of this Staff Accounting Bulletin until no later than the fourth quarter of 2000. At this time, the Company is still assessing the impact of SAB 101 on its financial position and results of operations.

9. Mergers and Acquisitions

     On July 7, 2000, pursuant to an Agreement and Plan of Merger, the Company issued 369,505 shares of its common stock in exchange for all of the ownership interests of Environmentally Safe Cleaning Alternatives, Inc. ("ESCA"). This transaction has been accounted for as a pooling of interests. ESCA is a provider of environmentally safe cleaning services to the global microelectronics industry.

     The former securityholders of ESCA have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of ESCA delivered into escrow 37,000 shares of the Company's Common Stock which they received in connection with this acquisition.

     ESCA's fiscal year ended on September 30. The financial statements of ATMI have been restated to combine ESCA's fiscal year-end September 30 and ATMI's fiscal year-end December 31. Certain adjustments have been made to the financial statements to combine their operations. An adjustment of $95,000 was made to retained earnings to adjust for the different fiscal year ends. The following represents unaudited results of operations of the Company and the merged ESCA entity for the six months ended June 30, 2000 and 1999:

                                     Six Months Ended June 30,
                                       2000            1999
                                    --------------------------

     Revenues:
        ATMI.................       $130,592          $86,563
        ESCA.................       $  3,577          $ 2,901

     Net Income:
        ATMI.................       $ 23,284          $   659
        ESCA.................       $    122          $   507